Exhibit 99.1

Speedus Announces Fourth Quarter and Fiscal 2006 Results

April 2, 2007 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $5.6 million, or $0.35 per share on a fully diluted basis, for the twelve months ended December 31, 2006 compared to a net loss of $5.5 million, or $0.34 per share on a fully diluted basis, for the twelve months ended December 31, 2005. The loss before depreciation and amortization and benefit from income taxes for the twelve months ended December 31, 2006 was $4.9 million compared to a loss before depreciation and amortization and benefit from income taxes of $4.8 million for the twelve months ended December 31, 2005.

For 2006, total operating expenses before depreciation and amortization amounted to $6.3 million compared to $6.0 million in 2005. This increase is primarily a result of increases in non-cash stock based compensation and patent litigation, net of decreases in expenses for other legal, taxes as a result of the receipt of a withholding tax refund, the Company’s wireless initiatives including Wibiki and personnel reductions.

Zargis achievements during 2006 include:

•

In September 2006, Zargis was selected by The Wall Street Journal as a runner-up in the Medical Devices category of its annual Technology Innovation Awards for Cardioscan®, the world’s first FDA-authorized computer-aided stethoscope that aids physicians in identifying and evaluating murmurs and other heart sounds that may be indicative of cardiovascular disease.

•

In October 2006, an abstract from a clinical study conducted by Zargis Medical in collaboration with The Johns Hopkins University School of Medicine was presented at the American Academy of Pediatrics National Conference & Exhibition in Atlanta. The study assessed the impact of the Cardioscan system on referral decisions made by primary care physicians regarding heart murmurs—which are potential signs of heart disease. In the study, a group of primary care physicians were able to reduce their rates of unnecessary referrals by an average of 41%.

•	Zargis has also been awarded a $101,000 contract by the U.S. Army to develop pilot-versions of a telemedicine system for use in cardiology.

In May 2006, we filed two separate complaints against Cellco Partnership (d/b/a Verizon Wireless) in United States District Court for the Southern District of Florida, in which we assert that Verizon Wireless is infringing two patents. Verizon Wireless is a joint venture of Verizon Communications Inc. (NYSE:VZ) and Vodafone Group PLC (NYSE and LSE: VOD). In July and September 2006, these two cases were transferred to the United States District Court for the District of New Jersey. Discovery proceedings are presently taking place. There is no trial date set.

In June 2006, we filed two separate complaints against Alltel Corp. in United States District Court for the Southern District of Florida, in which we assert Alltel is infringing two patents. In October 2006, these two cases were consolidated. Alltel is attempting to have this case transferred to the Eastern District of Arkansas. There has been no decision by the Court on that motion. Discovery proceedings are presently taking place. Trial is scheduled for March 2008 in the Southern District of Florida.

A separate lawsuit was commenced in October 2006 against All Wireless, LLC, a Florida company, alleging infringement of the patent used to transmit television to wireless users over cellular networks. The All Wireless litigation has been stayed pending the completion of the claim construction process in the Alltel litigation.

In March 2007, NetfreeUs, a new wholly-owned subsidiary, asked the FCC for authority to manage a new nationwide Wireless Public Broadband (WPB) network in the 2155-2175 MHz frequency band. Like viewers of free over-the-air television and radio, consumers of NetfreeUS’ Wireless Public Broadband (“WPB”) service will never incur monthly fees. NetfreeUS will coordinate third-party lessees who would own and operate wireless access points (“WAPs”). Initially, no lessee would be authorized to operate more than fifty (50) WAPs. WPB will promote localism and the provision of advertising and public service messages targeted to local interests and communities, as well as local business and economic development, through ubiquitous coverage provided by small-footprint networks. In addition, user-designated advertising would permit local customization of advertising messages to inform users about products and services of interest in the community.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

# # #

Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company's 2006 audited consolidated financial statements and notes thereto on Form 10-K. Operating results for the year ended December 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

CONTACT: Peter Hodge of Speedus Corp., 888-773-3669, ext. 23, or phodge@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarters ended December 31,		Years ended December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)

Revenues	$208,024	$234,849	$846,342	$1,038,343

Expenses:
Selling, general and administrative	1,157,638	930,215	4,319,554	3,851,332
Research and development	293,793	711,808	1,678,139	1,797,315
Depreciation and amortization	139,888	247,834	757,553	940,683
Cost of sales	76,717	81,674	306,932	345,354

Total operating expenses	1,668,036	1,971,531	7,062,178	6,934,684

Operating loss	(1,460,012)	(1,736,682)	(6,215,836)	(5,896,341)

Investment income/(loss)	332,532	(485,117)	600,641	(52,397)
Minority interest	—	—	—	159,294

Loss before benefit from income taxes	(1,127,480)	(2,221,799)	(5,615,195)	(5,789,444)

Benefit from income taxes	—	—	—	321,539

Net loss	$(1,127,480)	$(2,221,799)	$(5,615,195)	$(5,467,905)

Per share:
Loss per common share - basic and diluted	$(0.07)	$(0.14)	$(0.35)	$(0.34)

Weighted average common shares
outstanding - basic and diluted	16,017,116	16,120,076	16,051,706	16,182,208

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$10,204,167	$18,563,088
United States Treasury bills	4,990,250	—
Marketable securities	354,011	1,174,825
Prepaid expenses and other	143,654	182,008

Total current assets	15,692,082	19,919,921
Property and equipment, net of accumulated
depreciation of $444,972 and $321,256	527,828	426,201
Other intangible assets, net of accumulated
amortization of $1,125,928 and $2,607,133	34,116	622,911
Other investments	800,000	800,000
Other assets	81,737	691,444

Total assets	$17,135,763	$22,460,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,805	$68,692
Accrued liabilities	971,055	1,215,859

Total current liabilities	1,033,860	1,284,551

Minority interest	—	—

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,750,174
shares issued)	217,502	217,502
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	91,464,119	90,724,450
Treasury stock (at cost; 5,780,884 and 5,632,275 shares)	(6,083,360)	(5,884,863)
Accumulated deficit	(69,496,358)	(63,881,163)

Stockholders’ equity	16,101,903	21,175,926

Total liabilities and stockholders’ equity	$17,135,763	$22,460,477